EXHIBIT 99.1

Oritani Financial Corp. Reports Record Earnings, a $0.10 Dividend and Reduced Problem Assets

TOWNSHIP OF WASHINGTON, N.J., July 25, 2011 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $7.3 million, or $0.14 per share, for the three months ended June 30, 2011, as compared to a net loss of $4.1 million, or $0.08 per share, for the corresponding 2010 period. The Company also reported net income of $28.5 million, or $0.54 per share, for the twelve months ended June 30, 2011, as compared to net income of $8.4 million, or $0.15 per share, for the corresponding 2010 period.

The Company also reported that its Board of Directors has declared a $0.10 quarterly cash dividend on the Company's common stock. The record date for the dividend will be August 5, 2011 and the payment date will be August 19, 2011.

"I am very proud to announce the close of a successful year for Oritani, our first as a fully public company," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We generated record earnings for Oritani while remaining true to our core competencies. We originated $418 million of loans and increased our deposits by $92 million, while our efficiency ratio remained one of the best in the industry. We continued our focus on problem asset disposal. With the further reductions we accomplished this quarter, nonperforming assets now represent one half of one percent of total assets." Mr. Lynch continued, "We still recognize and accept the challenges of prudent capital deployment. I believe we are well positioned to continue to deliver shareholder value."

Comparison of Operating Results for the Periods Ended June 30, 2011 and 2010

Net Income. Net income increased $11.3 million to $7.3 million for the quarter ended June 30, 2011, from a loss of $4.1 million for the corresponding 2010 quarter. Net income increased $20.1 million to $28.5 million for the year ended June 30, 2011, from $8.4 million for the corresponding 2010 period. The primary cause of the increased income in the 2011 periods was increased net interest income. In addition, as previously disclosed, results for the 2010 periods were reduced due to the accelerated vesting of stock awards and options triggered by the Company's second step transaction on June 24, 2010.

Total Interest Income. Total interest income increased $2.6 million or 9.6%, to $29.7 million for the three months ended June 30, 2011, from $27.1 million for the three months ended June 30, 2010. The largest increase occurred in interest on loans, which increased $2.9 million or 12.6%, to $25.6 million for the three months ended June 30, 2011, from $22.7 million for the three months ended June 30, 2010. During that same period, the average balance of loans increased $203.2 million, while the yield on the portfolio decreased 7 basis points. Other captions of interest income were impacted by market interest rates and management's investment decisions. See "Comparison of Financial Condition at June 30, 2011 and June 30, 2010 - Securities Available for Sale" for a discussion of the investment decisions impacting the balances. Interest on securities available for sale ("AFS") decreased $1.9 million, or 77.5%, to $544,000 for the three months ended June 30, 2011, from $2.4 million for the three months ended June 30, 2010. The average balance of securities AFS decreased $175.5 million for the three months ended June 30, 2011 versus the corresponding 2010 period. The yield on the portfolio decreased 152 basis points primarily due to current market rates, as well as the conservative structure of the 2011 purchases. Interest on mortgage-backed securities MBS held to maturity ("HTM") decreased $318,000, or 52.6%, to $286,000 for the three months ended June 30, 2011, from $604,000 for the three months ended June 30, 2010. Cash flows from this portfolio were not reinvested into held to maturity securities. The average balance of MBS HTM decreased $27.8 million for the three months ended June 30, 2011 versus the corresponding 2010 period, while the yield on the portfolio decreased 74 basis points. Interest on MBS AFS increased $1.9 million to $2.9 million for the three months ended June 30, 2011, from $981,000 for the three months ended June 30, 2010. The average balance of MBS AFS increased $404.9 million for the three months ended June 30, 2011 versus the corresponding 2010 period, while the yield on the portfolio decreased 221 basis points.

Total interest income increased $12.0 million, or 11.4%, to $117.4 million for the year ended June 30, 2011, from $105.3 million for the year ended June 30, 2010. The largest increase occurred in interest on loans, which increased $12.6 million or 14.4%, to $100.0 million for the year ended June 30, 2011, from $87.4 million for the year ended June 30, 2010. Over that same period, the average balance of loans increased $231.9 million and the yield on the portfolio decreased 13 basis points on an actual basis and increased 4 basis points on a normalized basis. Included in interest on loans for the year ended June 30, 2010 is $2.3 million of prior period and penalty interest recovered in conjunction with problem loan disposals. These amounts were not included in income for the normalized calculation of loan yield. Prepayment penalties and deferred fees on loans paid in full in the 2011 period contributed to the increase in yield realized on a normalized basis. Interest on securities AFS decreased $2.5 million to $5.9 million for the year ended June 30, 2011, from $8.4 million for the year ended June 30, 2010. The average balance of securities AFS decreased $17.5 million over that same period while the yield decreased 73 basis points. Interest on MBS HTM decreased $1.7 million to $1.6 million for the year ended June 30, 2011, from $3.3 million for the year ended June 30, 2010. The average balance of MBS HTM decreased $39.9 million over that same period while the yield decreased 46 basis points. Interest on MBS AFS increased $3.5 million to $8.3 million for the year ended June 30, 2011, from $4.8 million for the year ended June 30, 2010. The average balance of MBS AFS increased $256.1 million over that same period while the yield decreased 232 basis points. See "Comparison of Financial Condition at June 30, 2011 and June 30, 2010 - Securities Available for Sale" for a discussion of the investment decisions impacting the balances.

Total Interest Expense. Total interest expense decreased by $806,000, or 8.4%, to $8.8 million for the three months ended June 30, 2011, from $9.6 million for the three months ended June 30, 2010. Interest expense on deposits decreased $568,000, or 12.7%, to $3.9 million for the three months ended June 30, 2011, from $4.5 million for the three months ended June 30, 2010. The average balance of deposits increased by $47.5 million over the periods while the cost decreased 22 basis points. The Company was able to successfully reprice and attract deposits at lower rates, primarily due to market conditions. The Company also succeeded in growing core deposits, particularly money market accounts. The average balance of money market accounts grew $70.8 million over the periods. Interest expense on borrowings decreased $238,000, or 4.6%, to $4.9 million for the three months ended June 30, 2011, from $5.1 million for the three months ended June 30, 2010. The average balance of borrowings increased by $3.2 million for the three months ended June 30, 2011 versus the three months ended June 30, 2010 while the cost decreased 21 basis points over the periods. The Company modified $52.5 million of its FHLB advances during the quarter ended June 30, 2011, resulting in reduced cost. See "Comparison of Financial Condition at June 30, 2011 and June 30, 2010 - Borrowings" for additional information regarding this transaction.

Total interest expense decreased by $6.1 million, or 14.3%, to $36.3 million for the twelve months ended June 30, 2011, from $42.4 million for the twelve months ended June 30, 2010. The majority of the decrease occurred in interest expense on deposits, which decreased $5.9 million, or 27.3%, to $15.7 million for the twelve months ended June 30, 2011, versus $21.6 million for the corresponding 2010 period. The decrease occurred despite an increase in deposit balances. The average balance of deposits increased $75.2 million to $1.3 billion for the twelve months ended June 30, 2011 from $1.2 billion for the twelve months ended June 30, 2010. Over that same period, the cost of deposits decreased 55 basis points to 1.21% from 1.76%. As stated above, the Company was able to successfully reprice and attract deposits at lower rates, primarily due to market conditions. Interest expense on borrowings decreased $152,000 to $20.6 million for the twelve months ended June 30, 2011, versus $20.8 million for the corresponding 2010 period. The average balance of borrowings increased $14.9 million and the cost decreased 15 basis points over the periods.

Net Interest Income Before Provision for Loan Losses. Net interest income increased $3.4 million, or 19.5%, to $20.8 million for the three months ended June 30, 2011, from $17.4 million for the three months ended June 30, 2010. As detailed in the chart below, the Company's net interest rate spread decreased to 2.95% for the three months ended June 30, 2011, from 3.17% for the three months ended June 30, 2010. The Company's net interest margin decreased slightly to 3.40% for the three months ended June 30, 2011, from 3.41% for the three months ended June 30, 2010. The spread and margin in periods subsequent to June 30, 2010 were negatively impacted by the deployment of the proceeds from the second step transaction into lower yielding assets. The Company's net interest rate spread and net interest margin were hindered by the nonaccrual loan level in both the 2011 and 2010 periods. The Company's net interest income was reduced $406,000 and $613,000 for the three months ended June 30, 2011 and 2010, respectively, due to the impact of nonaccrual loans. The spread and margin benefited from the steep yield curve in both periods. The low interest rate environment and steep yield curve allowed the Company to reprice deposits at lower rates with a lesser impact on loan rates.

	Net Interest
	Income Before	Actual		Normalized
Quarter Ended	Provision	Spread	Margin	Spread	Margin

June 30, 2011	$ 20,843	2.95%	3.40%	2.95%	3.40%
March 31, 2011	20,586	2.92%	3.39%	2.92%	3.39%
December 31, 2010	20,287	2.89%	3.39%	2.89%	3.39%
September 30, 2010	19,303	2.72%	3.25%	2.72%	3.25%
June 30, 2010	17,422	3.17%	3.41%	3.17%	3.41%
March 31, 2010	16,882	3.26%	3.51%	3.05%	3.29%
December 31, 2009	14,410	2.75%	3.02%	2.75%	3.02%

Net interest income increased $18.1 million, or 28.7%, to $81.0 million for the year ended June 30, 2011, from $63.0 million for the year ended June 30, 2010. The Company's net interest rate spread and margin increased to 2.88% and 3.36% for the year ended June 30, 2011, from 2.87% (normalized) and 3.13% (normalized) for the year ended June 30, 2010, respectively. The 2010 calculations exclude non-recurring interest on loans totaling $2.3 million realized in conjunction with problem loan disposals. The actual net interest rate spread and margin in the 2010 period were 2.99% and 3.25%, respectively. The factors described in the paragraph above regarding the three month period comparison also impacted the twelve month periods. The Company's net interest income was reduced $2.4 million and $3.0 million for the years ended June 30, 2011 and 2010, respectively, due to the impact of nonaccrual loans.

Provision for Loan Losses. The Company recorded provisions for loan losses of $2.5 million for both the three months ended June 30, 2011 and the three months ended June 30, 2010. The Company also recorded provisions for loan losses of $9.3 million for the year ended June 30, 2011 as compared to $10.0 million for the year ended June 30, 2010. A rollforward of the allowance for loan losses for the years ended June 30, 2011 and 2010 is presented below:

	Quarter Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Balance at beginning of period	$ 24,330	$ 24,593	$ 25,902	$ 20,680
Provisions charged to operations	2,500	2,450	9,300	10,000
Recoveries of loans previously charged off	--	--	80	3
Loans charged off	316	1,141	8,768	4,781
Balance at end of period	$ 26,514	$ 25,902	$ 26,514	$ 25,902

Allowance for loan losses to total loans	1.55%	1.69%	1.55%	1.69%
Net charge-offs (annualized) to average loans outstanding	0.08%	0.31%	0.54%	0.35%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 7,025	$ 6,523	$ 14,460	$ 9,306	$ 12,330
60 - 89 days past due	5,327	3,688	2,437	3,278	4,629
Nonaccrual	8,892	12,563	25,055	41,720	38,125
Total	$ 21,244	$ 22,774	$ 41,952	$ 54,304	$ 55,084

Non Performing Asset Totals
Nonaccrual loans, per above	$ 8,892	$ 12,563	$ 25,055	$ 41,720	$ 38,125
Real Estate Owned	3,967	5,953	6,102	5,074	3,031
Loans Held For Sale	--	9,484	9,484	--	--
Total	$ 12,859	$ 28,000	$ 40,641	$ 46,794	$ 41,156

Nonaccrual loans to total loans	0.52%	0.75%	1.50%	2.62%	2.48%
Delinquent loans to total loans	1.25%	1.35%	2.51%	3.41%	3.58%
Non performing assets to total assets	0.50%	1.09%	1.58%	1.90%	1.66%

Over the quarter ended June 30, 2011, total delinquent loans decreased $1.5 million; nonaccrual loans decreased $3.7 million and nonperforming assets decreased $15.1 million. Over the year ended June 30, 2011, total delinquent loans decreased $33.8 million; nonaccrual loans decreased $29.2 million and nonperforming assets decreased $28.3 million.

At June 30, 2011, there is only one nonaccrual loan with a balance greater than $1.0 million. This loan is discussed below:

  A $2.5 million construction loan for a luxury home in Morris County, New Jersey. Construction at the property ceased and foreclosure proceedings have commenced. While the foreclosure action is proceeding, court ordered mediation discussions are occurring. Due to the extended time period currently associated with New Jersey foreclosures, this loan is likely to be a component of the nonaccrual total for the foreseeable future. The loan is classified as impaired as of June 30, 2011. In accordance with the results of the impairment analysis for this loan, based primarily on a recent appraisal, a charge off of $208,000 was recognized against this loan during the quarter ended June 30, 2011.

There are ten other multifamily/commercial real estate loans, totaling $5.1 million, classified as nonaccrual at June 30, 2011. The largest of these loans has a balance of $931,000. One of the loans, with a principal balance of $690,000, paid in full in July. Four of the loans are classified as impaired, however, no impairment reserves were considered necessary as of June 30, 2011.

There are seven other residential loans, totaling $1.3 million, classified as nonaccrual at June 30, 2011. The largest of these loans has a balance of $301,000.

As of December 31, 2010 and March 31, 2011, there was one loan classified as Held for Sale. The collateral for the loan was a condominium construction project in Bergen County, New Jersey. Prior to December 31, 2010, the loan had been classified as nonaccrual. The loan has been discussed in prior public releases. As noted in the Company's Form 10-Q for the period ended March 31, 2011, the Company had contracted for the sale of this loan but there were significant contingencies regarding the sale. During the quarter ended June 30, 2011, these contingencies were resolved and the Company agreed to sell its loan and rights to the underlying property to a third party. Bankruptcy trustee approval was necessary to transfer title to the property to the third party. The bankruptcy trustee approved the transaction in June, 2011; however, title to the property did not transfer to the new borrower until the expiration of a statutory appeal process. On July 14, 2011, this period passed and title transferred from the bankruptcy trustee to the third party. As of June 30, 2011, the carrying amount of the previously reported loan held for sale ($9.5 million) is included in Other Assets. Because the bankruptcy trustee did not transfer title until July 14, 2011, the gain on the sale of approximately $564,000 and the removal of this item from Other Assets was not recorded until July, 2011. In conjunction with the sale, Oritani provided financing to the purchaser at market rates and market terms.

See "Comparison of Financial Condition at June 30, 2011 and June 30, 2010" for a discussion of Real Estate Owned.

Other Income. Other income increased $831,000 to $1.5 million for the three months ended June 30, 2011, from $630,000 for the three months ended June 30, 2010. The increase primarily relates to income from investments in real estate joint ventures. This caption increased $721,000 to $422,000 for the three months ended June 30, 2011, from a loss of $299,000 for the three months ended June 30, 2010. The loss in the 2010 period was primarily due to significantly reduced income at one commercial property due to a flood and estimated settlement costs regarding a legal matter at a multifamily property. Income from bank-owned life insurance ("BOLI") increased $103,000, or 37.1%, to $381,000 for the three months ended June 30, 2011, from $278,000 for the three months ended June 30, 2010. This increase is primarily due to additional investments in BOLI.

Other income decreased $34,000 with income of $5.5 million for both the twelve months ended June 30, 2011 and 2010. Despite the stable overall results, there were fluctuations within the components. Service charges decreased $167,000 to $1.3 million for the twelve months ended June 30, 2011, from $1.5 million for the twelve months ended June 30, 2010. The decrease is primarily due to late charges of $297,000 received in the 2010 period in conjunction with problem loan disposals. Net income from investments in real estate joint ventures increased $319,000 to $857,000 for the twelve months ended June 30, 2011, from $538,000 for the twelve months ended June 30, 2010. The change is primarily due to muted results in the 2010 period due to the factors described in the paragraph above which impacted the three month period ended June 30, 2010. The income reported in this caption (as well as real estate operations, net) is dependent upon the operations of various properties and is subject to fluctuation. The remaining changes are primarily due to changes in gains on sales and valuations of assets. During the twelve months ended June 30, 2010, the Company recognized a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment. A net gain of $718,000 was realized on the sale of a real estate owned property during the twelve months ended June 30, 2011. The Company recognized impairment charges on holdings in its investment portfolio in both the 2011 and 2010 periods. The impairment charges recognized were greater in the 2010 period.

Operating Expenses. Operating expenses decreased $12.4 million to $7.9 million for the three months ended June 30, 2011, from $20.4 million for the three months ended June 30, 2010. The decrease was primarily in compensation, payroll taxes and fringe benefits, which decreased $12.9 million to $4.8 million for the three months ended June 30, 2011, from $17.7 million for the three months ended June 30, 2010. The Company's second step transaction, which was completed on June 24, 2010, triggered an accelerated vesting of stock awards and options which had a significant impact on expenses in the 2010 period. The pre-tax charge associated with the accelerated vesting of these benefits recognized by the Company during the June 30, 2010 quarter totaled $10.6 million. The vesting of these benefits also had an indirect effect on results for the quarter, as expense associated with a nonqualified benefit plan increased by $910,000 due to the higher than anticipated compensation levels of the participants. The 2010 period also included charges totaling $1.0 million regarding the normal amortization cost of stock awards and options. The 2011 period contains minimal costs for amortization cost of stock awards and options. This decrease was partially offset by an increase in real estate owned operations, which increased $685,000. This increase was principally due to a $665,000 write-down that was based on an updated appraised value of one of the REO properties.

Operating expenses decreased $11.1 million to $31.7 million for the twelve months ended June 30, 2011, from $42.8 million for the twelve months ended June 30, 2010. The decrease was primarily in compensation, payroll taxes and fringe benefits, which decreased $13.2 million to $19.7 million for the twelve months ended June 30, 2011, from $32.9 million for the twelve months ended June 30, 2010. The explanations detailed above regarding changes in compensation expenses for the three month period comparison also impacted the year period. The year ended June 30, 2010 included charges totaling $3.7 million regarding the normal amortization of the cost of stock awards and options. There were also significant fluctuations in other expense captions. Federal deposit insurance premiums decreased $867,000 over the periods primarily due to decreased FDIC insurance rates based on our increased capital levels. Real estate owned operations increased $1.5 million primarily due to the $665,000 write-down described above as well as a $799,000 writedown that occurred earlier in the year. Other expenses increased $1.2 million. This increase was primarily due to expenses associated with problem assets. In the 2010 period, other expenses were reduced by $501,000 due to legal fees recovered in conjunction with problem asset disposals.

Income Tax Expense/Benefit. Income tax expense for the three months ended June 30, 2011 was $4.6 million on pre-tax income of $11.9 million, resulting in an effective tax rate of 38.8%. Income tax benefit for the three months ended June 30, 2010 was $679,000 on pre-tax loss of $4.7 million, resulting in an effective tax rate of 14.3%. Income tax benefit was reduced by $1.1 million in this period due to limitations on deductions associated with compensation expense. The vesting of the stock awards caused compensation for several employees to exceed the level where the full cost could be recognized as a deductible expense. Income tax expense for the twelve months ended June 30, 2011, was $17.0 million, due to pre-tax income of $45.5 million, resulting in an effective tax rate of 37.3%. For the twelve months ended June 30, 2010, income tax expense was $7.3 million, due to pre-tax income of $15.7 million, resulting in an effective tax rate of 46.6%. The tax rate for this period was also impacted by the deduction limitation described above.

Comparison of Financial Condition at June 30, 2011 and June 30, 2010

Total Assets. Total assets increased $109.8 million, or 4.4%, to $2.59 billion at June 30, 2011, from $2.48 billion at June 30, 2010. The increase was primarily in loans and mortgage-backed securities available for sale which were partially offset by decreases in cash and cash equivalents and securities available for sale.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $213.1 million, or 61.5%, to $133.2 million at June 30, 2011, from $346.3 million at June 30, 2010. The balance at June 30, 2010 was primarily due to the proceeds from the second step transaction. These funds were deployed quickly while prudently following the disciplines of the Company's investment policy. These excess funds were deployed in securities available for sale and MBS available for sale by December 31, 2010. Over the quarter ended June 30, 2011, the Company accumulated excess liquidity primarily due to loan originations being slightly less than projections and loans prepayments being higher than projections, along with the very low rates of return available on investments. Management anticipates prudent deployment of this excess liquidity.

Net Loans. Loans, net increased $167.0 million to $1.67 billion at June 30, 2011, from $1.51 billion at June 30, 2010. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $418.6 million and purchases totaled $12.5 million for the year ended June 30, 2011. Loan originations have been impacted by increased competition and tighter market spreads on loans.

Securities Available For Sale. Securities AFS decreased $267.3 million to $91.4 million at June 30, 2011, from $358.7 million at June 30, 2010. The decrease was primarily due to sales of $174.7 million and security calls of $286.9 million, partially offset by purchases of $197.5 million and changes in fair value. Management's investment decisions have impacted the balances in Securities AFS as well as MBS AFS. Excess liquidity has generally been deployed in investments classified as available for sale as such classifications provide greater flexibility should cash needs develop. Specific investments purchased consider the risk/reward profile of the investment as well as the interest rate risk position and the projected cash needs of the Company. During fiscal 2010, the typical investment of the Company was a callable note of government sponsored agency with limited optionality and call features that increased the likelihood that the note would be called. Such investments were classified as Securities AFS. During fiscal 2011, the Company has favored certain short structures of MBS or collateralized mortgage obligations ("CMOs") with relatively short repayment windows and limited extension risk issued by government sponsored agencies. While the yield on such securities is low, management has prioritized structure over yield. Such investments are classified as MBS AFS. The primary reason for the switch from Securities AFS to MBS AFS was the desire to reduce the impact of interest rate fluctuations on the cash flows from the investment portfolio. As market interest rates decreased over the quarter ended June 30, 2011, investment purchases slowed due to the decreased return available on investments.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $427.5 million to $505.9 million at June 30, 2011, from $78.5 million at June 30, 2010. See "Securities Available For Sale," above, for a discussion of the investment decisions impacting the balances in this caption.

Real Estate Owned. Real estate owned ("REO") increased $936,000 to $4.0 million at June 30, 2011, from $3.0 million at June 30, 2010. The increase is due to the Bank acquiring title to nine properties during the twelve months ended June 30, 2011 with book values of $8.2 million less write-downs of $1.7 million. Included in the $1.7 million total are a $799,000 write-down that occurred during the quarter ended March 31, 2011 and a $665,000 write-down that occurred during the quarter ended June 30, 2011. These write-downs were based on updated appraised values of the REO properties. The increase from acquisitions was partially offset by the sale of three REO properties with net book values of $5.5 million. Proceeds from the sale of REO were $6.3 million and a net gain of $784,000 was recognized. One of these sales occurred during the quarter ended June 30, 2011 involving an REO property with a carrying value of $2.5 million being sold with a net recovery of $65,000. In conjunction with the sale, Oritani provided financing to the purchaser at market rates and market terms. The REO balance at June 30, 2011 consists of eight properties. Management is trying to dispose of these properties as quickly and efficiently as possible.

Deposits. Deposits increased $91.6 million, or 7.1%, to $1.38 billion at June 30, 2011, from $1.29 billion at June 30, 2010. The trend in deposit balances through December 31, 2010 had been negative. Primarily due to the Company's high liquidity position, the interest rates offered on many of the Company's deposit products were less than those of its direct competitors. This action helped reduce interest expense but also negatively impacted deposit balances. Deposit pricing returned to competitive levels once the excess liquidity from the second step conversion was deployed. Deposits increased $125.3 million during the six months ended June 30, 2011 and $22.9 million of this increase was due to brokered deposits. The growth over this period, excluding the impact of the brokered deposits, reflects an actual rate of 8.2% and an annualized rate of 16.3%. Continued strong deposit growth remains a strategic objective. A new branch location opened during the quarter in Ramsey, New Jersey. Two additional de novo branches are anticipated in fiscal 2012, one of which is currently scheduled to open in September.

Borrowings. Borrowings increased $13.8 million, or 2.8%, to $509.3 million at June 30, 2011, from $495.6 million at June 30, 2010. During the quarter ended June 30, 2011, the Company modified $52.5 million of FHLB advances. The modification caused the average term of these advances to increase by three years and the average cost to decrease 169 basis points.

Stockholders' Equity. Stockholders' equity increased $2.0 million to $645.4 million at June 30, 2011, from $643.4 million at June 30, 2010. The increase was primarily due to net income partially offset by dividends and treasury stock repurchases. At June 30, 2011, there were 56,245,065 shares issued, 55,513,265 shares outstanding and 731,800 shares held as treasury stock. The cost of the treasury stock purchases was $9.3 million. On June 22, 2011, the Company announced that a 10% repurchase program (5,624,506 shares) would commence on June 27, 2011. As of July 21, 2011, the Company had repurchased a total of 2,194,969 shares at a total cost of $28.3 million and an average cost of $12.89 per share.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 23 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
June 30, 2011 and 2010
(in thousands, except share data)

Assets	June 30, 2011	June 30, 2010
	(unaudited)
Cash on hand and in banks	$ 6,978	$ 6,511
Federal funds sold and short term investments	126,265	339,828
Cash and cash equivalents	133,243	346,339

Loans, net	1,672,849	1,505,880
Securities available for sale, at fair value	91,442	358,723
Mortgage-backed securities held to maturity, fair value of $38,522 and $68,622 at June 30, 2011 and 2010, respectively	37,609	66,468
Mortgage-backed securities available for sale, at fair value	505,932	78,477
Bank Owned Life Insurance (at cash surrender value)	44,689	30,529
Federal Home Loan Bank of New York stock ("FHLB"), at cost	26,844	25,081
Accrued interest receivable	9,237	9,425
Investments in real estate joint ventures, net	5,309	5,562
Real estate held for investment	1,185	1,221
Real estate owned	3,967	3,031
Office properties and equipment, net	15,012	14,832
Deferred tax assets	22,607	23,154
Other assets	17,308	8,698
Total Assets	$ 2,587,233	$ 2,477,420

Liabilities
Deposits	$ 1,381,310	$ 1,289,746
Borrowings	509,315	495,552
Advance payments by borrowers for taxes and insurance	12,846	11,060
Official checks outstanding	5,409	4,742
Other liabilities	32,941	32,927
Total liabilities	1,941,821	1,834,027

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 55,513,265 shares outstanding at June 30, 2011; 56,202,485 shares issued and outstanding at June 30, 2010.	562	562
Additional paid-in capital	489,593	488,684
Unallocated common stock held by the employee stock ownership plan	(28,808)	(30,033)
Treasury stock, at cost; 731,800 shares at June 30, 2011	(9,300)	--
Retained income	190,955	182,172
Accumulated other comprehensive income, net of tax	2,410	2,008
Total stockholders' equity	645,412	643,393

Total Liabilities and Stockholders' Equity	$ 2,587,233	$ 2,477,420

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2011 and 2010
.
	Three months ended June 30,		Twelve months ended June 30,
	2011	2010	2011	2010
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$ 25,594	$ 22,740	$ 99,963	$ 87,373
Interest on securities held to maturity and dividends on FHLB stock	307	266	1,399	1,343
Interest on securities available for sale	544	2,418	5,863	8,360
Interest on mortgage-backed securities held to maturity	286	604	1,571	3,252
Interest on mortgage-backed securities available for sale	2,886	981	8,299	4,840
Interest on federal funds sold and short term investments	51	64	258	171
Total interest income	29,668	27,073	117,353	105,339

Interest expense:
Deposits	3,916	4,484	15,719	21,623
Borrowings	4,909	5,147	20,611	20,763
Total interest expense	8,825	9,631	36,330	42,386

Net interest income before provision for loan losses	20,843	17,442	81,023	62,953

Provision for loan losses	2,500	2,450	9,300	10,000
Net interest income	18,343	14,992	71,723	52,953

Other income:
Service charges	312	286	1,310	1,477
Real estate operations, net	344	307	1,199	1,267
Net income from investments in real estate joint ventures	422	(299)	857	538
Bank-owned life insurance	381	278	1,210	1,144
Net gain on sale of assets	--	--	718	1,043
Net (loss) gain on sale of and write down of securities	(54)	11	(49)	(167)
Other income	56	47	207	184
Total other income	1,461	630	5,452	5,486

Other expenses:
Compensation, payroll taxes and fringe benefits	4,751	17,673	19,682	32,871
Advertising	109	167	657	665
Office occupancy and equipment expense	564	542	2,425	2,290
Data processing service fees	323	287	1,231	1,131
Federal insurance premiums	323	522	1,381	2,248
Real estate owned operations	756	71	1,996	462
Other expenses	1,119	1,099	4,344	3,112
Total other expenses	7,945	20,361	31,716	42,779
Income (loss) before income tax expense (benefit)	11,859	(4,739)	45,459	15,660
Income tax expense (benefit)	4,603	(679)	16,952	7,296
Net income (loss)	$ 7,256	$ (4,060)	$ 28,507	$ 8,364
Net income (loss) available to common stockholders	$ 7,256	$ (4,060)	$ 28,507	$ 8,174
Income (loss) per common share-Basic and Diluted	$ 0.14	$ (0.08)	$ 0.54	$ 0.15

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2011			June 30, 2010
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,663,076	$ 25,594	6.16%	$ 1,459,909	$ 22,740	6.23%
Securities held to maturity (2)	26,622	307	4.61%	25,445	266	4.18%
Securities available for sale	152,467	544	1.43%	327,936	2,418	2.95%
Mortgage backed securities held to maturity	42,406	286	2.70%	70,184	604	3.44%
Mortgage backed securities available for sale	490,808	2,886	2.35%	85,951	981	4.57%
Federal funds sold and short term investments	75,608	51	0.27%	76,626	64	0.33%
Total interest-earning assets	2,450,987	29,668	4.84%	2,046,051	27,073	5.29%
Non-interest-earning assets	111,413			99,649
Total assets	$ 2,562,400			$ 2,145,700

Interest-bearing liabilities:
Savings deposits	153,613	230	0.60%	186,852	301	0.64%
Money market	367,184	959	1.04%	296,335	791	1.07%
Checking accounts	157,869	206	0.52%	128,102	223	0.70%
Time deposits	679,607	2,521	1.48%	699,480	3,169	1.81%
Total deposits	1,358,273	3,916	1.15%	1,310,769	4,484	1.37%
Borrowings	507,066	4,909	3.87%	503,899	5,147	4.09%
Total interest-bearing liabilities	1,865,339	8,825	1.89%	1,814,668	9,631	2.12%
Non-interest-bearing liabilities	50,080			43,672
Total liabilities	1,915,419			1,858,340
Stockholders' equity	646,981			287,360
Total liabilities and stockholders' equity	$ 2,562,400			$ 2,145,700

Net interest income		$ 20,843			$ 17,442
Net interest rate spread (3)			2.95%			3.17%
Net interest-earning assets (4)	$ 585,648			$ 231,383
Net interest margin (5)			3.40%			3.41%
Average of interest-earning assets to interest-bearing liabilities			131.40%			112.75%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2011			June 30, 2010
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,611,961	$ 99,963	6.20%	$ 1,380,040	$ 87,373	6.33%
Securities held to maturity (2)	26,515	1,399	5.28%	25,506	1,343	5.27%
Securities available for sale	273,739	5,863	2.14%	291,255	8,360	2.87%
Mortgage backed securities held to maturity	49,418	1,571	3.18%	89,360	3,252	3.64%
Mortgage backed securities available for sale	360,953	8,299	2.30%	104,882	4,840	4.61%
Federal funds sold and short term investments	89,575	258	0.29%	47,931	171	0.36%
Total interest-earning assets	2,412,161	117,353	4.87%	1,938,974	105,339	5.43%
Non-interest-earning assets	104,721			92,118
Total assets	$ 2,516,882			$ 2,031,092

Interest-bearing liabilities:
Savings deposits	149,977	941	0.63%	156,444	1,279	0.82%
Money market	312,574	3,177	1.02%	263,675	3,784	1.44%
Checking accounts	152,256	855	0.56%	110,393	825	0.75%
Time deposits	687,602	10,746	1.56%	696,732	15,735	2.26%
Total deposits	1,302,409	15,719	1.21%	1,227,244	21,623	1.76%
Borrowings	521,541	20,611	3.95%	506,592	20,763	4.10%
Total interest-bearing liabilities	1,823,950	36,330	1.99%	1,733,836	42,386	2.44%
Non-interest-bearing liabilities	48,505			41,032
Total liabilities	1,872,455			1,774,868
Stockholders' equity	644,427			256,224
Total liabilities and stockholder's equity	$ 2,516,882			$ 2,031,092

Net interest income		$ 81,023			$ 62,953
Net interest rate spread (3)			2.88%			2.99%
Net interest-earning assets (4)	$ 588,211			$ 205,138
Net interest margin (5)			3.36%			3.25%
Average of interest-earning assets to interest-bearing liabilities			132.25%			111.83%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400